EXHIBIT 99.1

Bion Announces Closing of Series B & C Conversion Offer

November 3, 2011.  New York, New York.  Bion Environmental Technologies, Inc. (OTCBB/OTCQB: BNET) announced today that on October 31, 2011, it held the final closing of the conversion offering for its Series B and Series C Convertible Preferred shares.

Holders of the Company’s Series C Convertible Preferred Stock converted 31,850 shares (plus accrued dividends of $79,625), in aggregate,  into 1,088,238  restricted common shares of the Company’s common stock at a conversion price of $3.00 a share.

Holders of the Company’s Series B Convertible Preferred Stock converted 27, 220 shares (plus accrued dividends of $68,050), in aggregate, into 1,395,031 restricted common shares of the Company’s common stock at a conversion price of $2.00 a share and received 139,530 warrants to purchase the Company’s common shares at $3.10 through December 31, 2014.

In connection with these conversions the Company paid commissions totaling $22,355.58 and issued 238,982 warrants (under the same terms as described above) to FINRA broker dealers who assisted in the conversions.

As of this date, 450 shares of the Company’s Series B Convertible Preferred Stock remain outstanding (held by two shareholders) and 300 shares of the Company’s Series C Convertible Preferred Stock remain outstanding (held by one shareholder).  Note: final Series B & C totals account for one Series B investor that converted 500 (Series B) shares prior to the conversion offering.

Craig Scott, Bion’s Vice President-Capital Markets, stated, “We are very pleased to have received over 98% participation in the Series B & C conversion offerings.  This is a critical step in our efforts to uplist Bion to a national exchange.”

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About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy.

Bion recently installed its next-generation dairy waste treatment system at Kreider Dairy Farms, a 1,200 cow dairy facility in Lancaster County, Pennsylvania.  The system was installed to reduce ammonia emissions and nitrogen and phosphorus discharges, as well as greenhouse gases, odors, pathogens and other pollutants that impact both the Chesapeake Bay and local waters.  For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct